FOR  MORE  INFORMATION  CONTACT:

Ivan  Teodorovic
Aztore  Capital,  Investor  Relations
(480)  759-9400  ext  1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                         DYNAMIC BIOMETRIC SYSTEMS, INC.
                    APPROVED FOR TRADING OF ITS COMMON STOCK


     Tempe, Arizona (May 23, 2006) - Dynamic Biometric Systems, Inc. ("DBSI") announced today that Peacock, Hislop, Staley & Given, Inc., a Phoenix, Arizona-based investment banking and securities brokerage firm, received approval from the NASD to initiate quotations on DBSI's common stock, which will trade under the symbol "DYBO.OB" on the OTC Bulletin Board.

About  DBSI
     DBSI, through its wholly owned subsidiary DynaSig Corporation, develops and sells a unique, dynamic biometric identification system based on the act or process of signing a name or other handwriting (a "Dynamic Signature"). The DynaSig System consists of a proprietary, dynamic biometric capture device (the "Bio-Pen") and proprietary registration and authentication software that compares a Dynamic Signature captured by the Bio-Pen with a reference template. DBSI's newest product, just introduced, is a personal version of the Bio-Pen Envelope system to be used in a secure e-mail attachment application, called the "Person-to-Person Lockbox". The Person-to-Person Lockbox can be used with any e-mail system and assures the identity of both the sender and receiver. The Person-to-Person Lockbox is easy to create and easy for a recipient to save in its "locked" state and can hold multiple documents created using different programs, such as a word processing document, a blueprint, and a video file.
The DynaSig System may be also be utilized for electronic document execution and control, to prevent credit card fraud and identity theft in e-commerce and Internet financial transactions, and for government and corporate security, including Internet, device and information access.
     DBSI's office is located at 1711 W. Greentree Drive, Suite 116, Tempe, AZ 85284 and its phone number is (480) 705-9110. Information on DBSI is also available on its website at www.dynamicbiometric.com. DBSI's Annual Report on Form 10-KSB for the year ended December 31, 2005 and other SEC filings may be viewed and downloaded from the EDGAR Database at www.sec.gov.

     FORWARD LOOKING STATEMENTS. Certain matters discussed within this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although DBSI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be attained. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect DBSI's ability to achieve projected results including, among others, uncertainties inherent in the biometric security business and limited capital. DBSI has no obligation to update the statements contained in this release or to take action that is described herein or otherwise presently planned.